Exhibit 99.3

FOR IMMEDIATE RELEASE	Media Contact:
November 7, 2008	David Barr (202) 898-6992
Cell: 703-622-4790
e-mail: dbarr@fdic.gov

PROSPERITY BANK ACQUIRES ALL THE DEPOSITS OF

FRANKLIN BANK, S.S.B., HOUSTON, TEXAS

Franklin Bank, S.S.B., Houston, Texas, was closed today by the Commissioner of the Texas Department of Banking, and the Federal Deposit Insurance Corporation (FDIC) was named receiver. To protect the depositors, the FDIC entered into a purchase and assumption agreement with Prosperity Bank, El Campo, Texas, to assume all of the deposits of Franklin Bank.

Franklin Bank’s 46 offices will reopen as branches of Prosperity Bank under their normal hours, including those with Saturday hours. Depositors of the failed bank automatically become depositors of Prosperity Bank. Customers of both banks should continue to use their existing branches until Prosperity Bank can fully integrate the deposit records of Franklin Bank. Deposits will continue to be insured by the FDIC, so there is no need for customers to change their banking relationship to retain their deposit insurance coverage.

As of September 30, 2008, Franklin Bank had total assets of $5.1 billion and total deposits of $3.7 billion. Prosperity Bank agreed to assume all the deposits, including the brokered deposits, for a premium of 1.7 percent. In addition to assuming all of the failed bank’s deposits, Prosperity Bank will purchase approximately $1.1 billion of assets. The FDIC will retain the remaining assets for later disposition.

Customers who have questions about today’s transaction can call the FDIC toll free at 1-800-591-2845. This phone number will be operational this evening until 9 p.m. central; on Saturday from 9 a.m. to 6 p.m. central; and on Sunday noon until 6 p.m. central and thereafter from 8 a.m. to 8 p.m. central. Interested parties can also visit the FDIC’s Web site at http://www.fdic.gov/bank/individual/failed/franklinbank.html.

It is important to note that neither the FDIC as receiver nor Prosperity Bank as the acquiring institution will e-mail customers of Franklin Bank asking them to validate their deposits or to request personal, confidential information, such as account numbers, Social

Security Number, driver’s license number, etc. If customers receive e-mails asking for such personal information, they should consider them to be fraudulent in nature and should not respond.

The FDIC estimates that the cost of today’s transaction to its Deposit Insurance Fund will be between $1.4 billion and $1.6 billion. Prosperity Bank’s acquisition of all deposits was the “least costly” resolution for the FDIC’s Deposit Insurance Fund compared to alternatives. Franklin Bank is the eighteenth bank to fail in the nation this year, and the first in Texas since Bank of Sierra Blanca, Sierra Blanca, Texas, on January 18, 2002.

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Congress created the Federal Deposit Insurance Corporation in 1933 to restore public confidence in the nation’s banking system. The FDIC insures deposits at the nation’s 8,451 banks and savings associations and it promotes the safety and soundness of these institutions by identifying, monitoring and addressing risks to which they are exposed. The FDIC receives no federal tax dollars – insured financial institutions fund its operations.

FDIC press releases and other information are available on the Internet at www.fdic.gov, by subscription electronically (go to www.fdic.gov/about/subscriptions/index.html) and may also be obtained through the FDIC’s Public Information Center (877-275-3342 or 703-562-2200). PR-113-2008